Research Frontiers Incorporated to Appeal Staff
   Determination Letter from Nasdaq Regarding its Listing on
               the Nasdaq National Market System

Woodbury, NY - August 12, 2005 - Research Frontiers
Incorporated (Nasdaq/NMS:REFR) today announced that it has received and is appealing, a Staff Determination Letter from Nasdaq regarding its eligibility for continued listing on the Nasdaq National Market System. The Staff Determination Letter, received on August 8, 2005 indicates that Research Frontiers common stock is no longer eligible for continued listing on the Nasdaq National Market System because the market value of the Company's listed securities was below the minimum $50 million requirement for continued listing on the NASDAQ National Market System under Nasdaq Marketplace Rule 4450(b)(1)(A) .

Research Frontiers is filing a request for a hearing before the Nasdaq Listing Qualifications Panel to appeal the Staff Determination Letter. There can be no assurance that the Panel will grant the Company's request for continued listing. While the appeals process is underway, the delisting process will be stayed, and the Company's common stock will continue to trade on the Nasdaq National Market under the symbol "REFR" until the panel makes a final decision. If the appeal by Research Frontiers is unsuccessful, the Company will apply to transfer the listing of its common stock to the Nasdaq SmallCap Market where it previously traded. Research Frontiers currently meets the requirements for listing on the Nasdaq SmallCap Market.

About SPD Technology and Research Frontiers Incorporated

Research Frontiers Incorporated develops and licenses suspended particle device (SPD) technology used in VaryFast SPD-
Smart light-control glass and plastic products. SPD technology, made possible by a flexible light-control film invented by Research Frontiers, allows the user to instantly and precisely control the amount of light transmitted through glass or plastic, either manually or automatically. SPD technology has numerous product applications, including: SPD-Smart windows, skylights and interior partitions for homes and buildings; automotive windows, sunroofs, sunvisors, sunshades, rear-view mirrors, instrument panels and navigation systems; aircraft windows; eyewear products; and flat panel displays for electronic products.


SPD-Smart film technology was awarded a "Best of What's New Award" from Popular Science magazine for home technology and was also named by the Society of Automotive Engineers' Aerospace Engineering magazine as one of the top new technologies. SPD technology is covered by over 400 patents and patent applications held by Research Frontiers worldwide. Currently 33 companies are licensed to use Research Frontiers' patented SPD light-control technology for SPD emulsions, film, and end products. Information about Research Frontiers and its licensees can be found at www.SmartGlass.com.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. SPD-SmartTM, VaryFastTM, Powered by SPDTM, The View of the
Future   Everywhere You LookTM and Visit SmartGlass.com - to
change your view of the world  are trademarks of Research
Frontiers Incorporated.

For further information, please contact:

Joseph M. Harary, President or
Patricia A. Bryant, Manager of Investor Relations
516-364-1902 or via email at
info@SmartGlass.com